Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Year-End 2022 Financial Results

2022 Highlights

■	Generated record net income of $75.1 million, or $96.55 per share, up 14.93% from the prior year;

■	Achieved return on average assets of 1.41% and return on average equity of 16.04%;

■	Total assets grew $150 million year-over-year to $5.3 billion;

■	Loans held for investment grew $346 million, or 10.7%, year-over-year, excluding $71 million in forgiven SBA PPP loans;

■	Total deposits increased $119 million year-over-year to $4.8 billion;

■	Cash and liquid investment securities at year-end totaled $1.6 billion;

■	Repurchased 21,309 shares of common stock, or 2.70% of total shares outstanding at December 31, 2021.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported net income of $75.1 million, or $96.55 per diluted common share for all of 2022, up 14.93%, compared with $66.3 million, or $84.01 per diluted common share, for all of 2021.  For the year ended December 31, 2022, return on average assets was 1.41% and return on average equity was 16.04% compared with 1.35% and 15.00% for the same respective measures a year earlier. In anticipation of a weakening economy, during 2022 the Company recorded a provision for credit losses of $6.5 million and a provision for unused commitments of $1.0 million, resulting in an allowance for credit losses of 1.90% of total loans at December 31, 2022.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President, and Chief Executive Officer, stated, “We are pleased with the Company’s strong 2022 financial performance, including record net income of $75.1 million.  Importantly, this record net income was achieved despite: (1) $10.7 million in losses on the sale of investment securities as we repositioned our portfolio to respond to the evolving interest rate environment; and (2) a significant reduction in non-sufficient funds (“NSF”) fees on checking accounts as a result of new regulatory guidance.  We generated $346 million in loan growth over the past year, helping to offset the $71 million in SBA PPP loans that were forgiven in 2022.  The Company’s strong core deposit franchise allowed us to carefully manage our cost of deposits, which totaled 0.16% at year-end.  Our improved net interest margin, when combined with careful expense control, were key elements of our financial performance in 2022. Looking forward, our strong liquidity position provides us significant flexibility to pursue future growth opportunities.  We remain focused on protecting our net interest margin as we experience higher overall deposit interest rates.  We are well-positioned to continue to achieve strong growth both in our established markets in the mid-Central Valley and newer markets in the east-bay area of San Francisco.”

Loans and Credit Quality Trends

Loans held for investment grew to $3.5 billion at December 31, 2022, compared with $3.2 billion at December 31, 2021. Excluding payoffs related to loan forgiveness on SBA PPP loans, loans held for investment grew $346 million, or 10.69%.

Non-performing loans were $0.6 million at December 31, 2022, compared with $0.5 million at December 31, 2021.  Non-performing loans to total loans were 0.02% at December 31, 2022, compared with 0.02% at December 31, 2021.  OREO assets totaled $0.8 million at December 31, 2022, compared with $0.8 million at December 31, 2021.  Non-performing assets to total assets were 0.03% at December 31, 2022, compared with 0.03% at December 31, 2021.

For the twelve months ended December 31, 2022, the Company recorded a provision for credit losses of $6.5 million and a provision for unused commitments of $1.0 million.  For all of 2022, the Company incurred net charge-offs of $0.2 million compared with net recoveries of $0.2 million for the same period a year earlier. The allowance for credit losses increased by $5.9 million to $66.9 million, or 1.90% of total loans at December 31, 2022 compared with $61.0 million for the same period a year ago.  On January 1, 2022, the Company adopted the Financial Accounting Standards Board Accounting Standards Update 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“CECL”). The implementation of CECL did not result in any material change in the calculation of the Company’s December 31, 2021 Allowance for Credit Losses, therefore, no adjustment to Shareholders’ Equity was made as of January 1, 2022.

Deposits

Total deposits increased to $4.76 billion at December 31, 2022, compared with $4.64 billion at December 31, 2021.  Total demand deposits increased, $36.1 million, or 1.27%, to $2.88 billion at December 31, 2022, compared with $2.85 billion for the same period a year earlier.  At December 31, 2022, total demand deposits comprised 60.59% of total deposits. Continuing to grow demand deposits has helped reduce the overall cost of deposits and is a key part of F&M Bank’s strategy to enhance interest margin.

Shareholders’ Equity

The Company’s capital ratios meet the highest possible regulatory classification of “Well Capitalized”. The Company’s leverage capital ratio was 9.36% at December 31, 2022, compared with 8.92% at December 31, 2021.  The total risk-based capital ratio was 13.06% at December 31, 2022, compared with 13.19% at December 31, 2021.

Over the past two years we have made several moves to protect our capital ratios in a rapidly increasing interest rate environment. In 2021 we reclassified $316.9 million of available-for-sale (“AFS”) securities to held-to-maturity (“HTM”). Then, during 2022 we strategically repositioned some of the lower yielding securities in the portfolio resulting in a loss of $10.7 million, but allowing us to generate higher yields by reinvesting those funds in the future.  The combination of these two moves has dramatically reduced our exposure to a drop in accumulated other comprehensive income as rates rise.

Earnings

Earnings per share was $96.55 in 2022, up 14.93% from $84.01 for 2021. Total revenue increased 9.76% to $199.8 million in 2022 compared with $182 million in 2021. Net interest income increased 20.28% to $193.6 million in 2022 compared with $161 million in 2021.

Importantly, as market interest rates increased rapidly in 2022, the Company’s net interest margin increased to 4.45% by December 2022, compared to 3.37% in December 2021.  Further increases in market interest rates during 2023 may continue to benefit the Company’s net interest margin in the very near term, but eventually increases in deposit rates should compress the net interest margin at some time during 2023.

Noninterest income decreased $14.88 million compared with the same period a year ago as a result of the Company recording $10.7 million in losses on the sale of investment securities compared to a $2.5 million gain last year, and a $0.5 million decline in other noninterest income, primarily due to a drop in NSF fees.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.   Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with over $5.3 billion in assets, and is consistently recognized as one of the nation’s safest banks by national bank rating firms.

F&M Bank is the 12th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains. F&M Bank operates in the mid Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of “Outstanding” in their 2022 CRA evaluation.

F&M Bank has recently been named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. F&M Bank was selected from over 2,500 banks nationwide to receive this award. This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce.  F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 100 years ago.

Farmers & Merchants Bancorp has paid dividends for 87 consecutive years and has increased dividends for 58 consecutive years. As a result, Farmers & Merchants Bancorp is member of a select group of only 43 publicly traded companies referred to as “Dividend Kings”, and is ranked 15th in that group. Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 31 consecutive years, longer than any other commercial bank in the State of California.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management’s current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, the COVID-19 pandemic, water management issues in California and general economic conditions, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company’s operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.